Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-140481, No. 333-136794, No. 333-149090 and No. 333-145832) and S-8 (No. 333-129203, No. 333-150184 and No. 333-149715) of Javelin Pharmaceuticals, Inc. of our report dated April 14, 2006 relating to the financial statements, which appears in this Form 10 K.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 12, 2009